CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Senior Floating-Rate Notes Linked to 3 Month USD LIBOR due 2018	$8,500,000.00	$986.85
Guarantee of Senior Floating-Rate Notes Linked to 3 Month USD LIBOR due 2018	–	(2)
Total	$8,500,000.00	$986.85

(1)	Calculated in accordance with Rule 457(r)

(2)	Pursuant to Rule 475(n), no separate fee is payable with respect to the guarantee

Lloyds TSB Bank plc fully and unconditionally guaranteed by Lloyds Banking Group plc	Filed Pursuant to Rule 424(b)(5) Registration Nos. 333-167844 and 333-167844-01 July 22, 2011

Pricing Supplement Pricing Supplement No. 5 (To Prospectus Supplement dated June 6, 2011 and Prospectus dated December 22, 2010)

The Floating-Rate Notes Linked to 3 Month USD LIBOR Due July 27, 2018, Medium-Term Notes, Series A (each a “Note” and collectively, the “Notes”) are the senior, unsecured obligations of Lloyds TSB Bank plc (the “Issuer”) and are to be fully and unconditionally guaranteed by Lloyds Banking Group plc (the “Guarantor”).

Trade Date:	July 22, 2011	Issue Date:	July 27, 2011	Maturity Date:	July 27, 2018

At maturity, you will be entitled to receive for each unit of your Notes a cash payment equal to 100% of the principal amount of the Notes, plus any accrued and unpaid interest.

The Notes will accrue interest quarterly at the per annum rate of 3 Month USD LIBOR + 1.00%, subject to the Coupon Cap and Coupon Floor.

The Coupon Cap on the Notes is 7.00% per annum.

The Coupon Floor on the Notes is 3.00% per annum.

Interest will be paid quarterly in arrears, on January 27, April 27, July 27 and October 27 of each year, commencing on October 27, 2011, and ending on the Maturity Date.

Repayment of principal at maturity and all payments of interest are subject to the creditworthiness of Lloyds TSB Bank plc, as the Issuer, and Lloyds Banking Group plc, as the Guarantor of the Issuer’s obligations under the Notes.

The Notes are to be issued in minimum denominations of $1,000 and multiples of $1,000 thereafter.

The Notes will not be listed on any securities exchange or quotation system.

The CUSIP number for the Notes is 5394E8AF6 and the ISIN number for the Notes is US5394E8AF61.

Investing in the Notes involves significant risks.  See “Risk Factors” beginning on page S-2 of the prospectus supplement and “Risk Factors” beginning on page PS-4 of this pricing supplement.

The Notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to public(1)(2)	100%	$8,500,000.00
Selling Agent’s commissions(2)	1.75%	$148,750.00
Proceeds to Lloyd TSB Bank plc	98.25%	$8,351,250.00

(1) The proceeds you might expect to receive if you were able to resell the Notes on the Issue Date are expected to be less than the Issue Price. This is because the Issue Price includes the Selling Agent’s commission set forth above and also reflects certain hedging costs associated with the Notes. For additional information, see “Risk Factors—The Issue Price of the Notes has certain built-in costs, including the Selling Agent’s commission and our cost of hedging, both of which are expected to be reflected in secondary market prices” beginning on page PS-4 of this pricing supplement. The Issue Price also does not include fees that you may be charged if you buy the Notes through your registered investment advisers for managed fee-based accounts.

(2) RBC Capital Markets, LLC (the “Selling Agent” or “RBCCM”) will receive commissions from the Issuer equal to $17.50 per $1,000 principal amount of the Notes, or $148,750.00 of the aggregate principal amount of the Notes, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. See “Supplemental Plan of Distribution” on page PS-9 of this pricing supplement.

We will deliver the Notes in book-entry form only through The Depository Trust Company (“DTC”) on or about July 27, 2011 against payment in immediately available funds.
___________________________
RBC Capital Markets
July 22, 2011

$8,500,000 Floating-Rate Notes Linked to 3 Month USD LIBOR Due July 27, 2018

ABOUT THIS PRICING SUPPLEMENT

Unless otherwise defined herein, terms used in this pricing supplement are defined in the accompanying prospectus supplement or in the accompanying prospectus. As used in this pricing supplement:

•           “we”, “us”, “our”, the “Issuer” and “Lloyds Bank” mean Lloyds TSB Bank plc;

•           “LBG” and “Guarantor” mean Lloyds Banking Group plc;

•	“Notes” refers to the Floating-Rate Notes Linked to 3 Month USD LIBOR Due July 27, 2018, Medium-Term Notes, Series A, together with the related Guarantee, unless the context requires otherwise; and

•           “SEC” refers to the Securities and Exchange Commission.

LBG and Lloyds Bank have filed a registration statement (including a prospectus) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read this pricing supplement together with the accompanying prospectus dated December 22, 2010 (the “prospectus”) in that registration statement and other documents, including the more detailed information contained in the accompanying prospectus supplement dated June 6, 2011 (the “prospectus supplement”), that LBG and Lloyds Bank have filed with the SEC for more complete information about Lloyds Bank and LBG and this offering.

This pricing supplement, together with the prospectus supplement and prospectus, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

If the information in this pricing supplement differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this pricing supplement.

You may access these documents for free by visiting EDGAR on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•           The prospectus supplement dated June 6, 2011 and prospectus dated December 22, 2010 can be accessed atthe following hyperlink:

prospectus supplement dated June 6, 2011 and prospectus dated December 22, 2010

Our Central Index Key, or CIK, on the SEC website is 1167831.

Alternatively, LBG, Lloyds Bank, the Selling Agent, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, prospectus supplement and pricing supplement if you request them by calling your RBCCM’s sales representative, such dealer or toll free (866) 609-6009.  A copy of these documents may also be obtained from RBCCM by writing to them at 3 World Financial Center - 200 Vesey Street, New York, New York, 10281.

You should rely only on the information provided or incorporated by reference in this pricing supplement, the prospectus supplement and the prospectus. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information that others may give you. We and RBCCM are offering to sell the Notes and seeking offers to buy the Notes only in jurisdictions where it is lawful to do so. This pricing supplement, the prospectus supplement and the prospectus are current only as of their respective dates.

$8,500,000 Floating-Rate Notes Linked to 3 Month USD LIBOR Due July 27, 2018

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the accompanying prospectus supplement, and the accompanying prospectus.

Title of the Notes:	Floating-Rate Notes Linked to 3 Month USD LIBOR Due July 27, 2018, Medium-Term Notes, Series A

Issuer:	Lloyds TSB Bank plc

Guarantor:	Lloyds Banking Group plc

Ranking:
The Notes will constitute our direct, unconditional, unsecured and unsubordinated obligations ranking pari passu, without any preference among themselves, with all our other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.

Guarantee:
The Notes are fully and unconditionally guaranteed by the Guarantor.  The Guarantee will constitute the Guarantor’s direct, unconditional, unsecured and unsubordinated obligations ranking pari passu with all of the Guarantor’s other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.

Aggregate Principal Amount:	$8,500,000

Denominations:	Minimum denominations of $1,000 and multiples of $1,000 thereafter

Issue Price:	100%

Specified Currency:	U.S. dollars (also referred to as “US$” or “USD”)

Trade Date:	July 22, 2011

Issue Date:	July 27, 2011

Maturity Date:	July 27, 2018

Business Day:	Any day, other than a Saturday or Sunday, that is a day on which commercial banks are generally open for business in New York City (a “New York Banking Day”) and London (a “London Banking Day”).

Payment at Maturity:
100% repayment of principal, plus any accrued and unpaid interest, at maturity. Repayment of principal at maturity and all payments of interest are subject to the creditworthiness of Lloyds TSB Bank plc, as the Issuer, and Lloyds Banking Group plc, as the Guarantor of the Issuer’s obligations under the Notes.

Interest Rate Type:	Floating-rate

Interest Rate:
The Interest Rate that will apply during an Interest Period (as defined below) will be equal to the per annum rate of 3 Month USD LIBOR + 1.00%, subject to the Coupon Cap and Coupon Floor (each as defined below).

Reference Rate:
3 Month USD LIBOR, as reported on Reuters Page LIBOR01 or any successor page as of 11:00 a.m. London time, on the relevant Interest Determination Date.

If no rate appears on the Reuters Page LIBOR01, then the Calculation Agent will request the principal London offices of each of four major reference banks (which may include the Selling Agent or its affiliates) in the London interbank market, as selected by the Calculation Agent (after consultation with us), to provide the Calculation Agent with its offered quotation for deposits in U.S. dollars for a 3 month period commencing on the first date of each Interest Period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such Interest Determination Date and in a principal amount that is representative of a single transaction in U.S. dollars in that market at such time.  If at least two quotations are so provided, then 3 month USD LIBOR determined on such Interest Determination Date will be the arithmetic mean of such quotations.

If fewer than two such quotations are so provided, then 3 month USD LIBOR on such Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. in New York, New York on such Interest Determination Date by three major banks (which may include

$8,500,000 Floating-Rate Notes Linked to 3 Month USD LIBOR Due July 27, 2018

the Selling Agent or its affiliates) in New York, New York selected by the Calculation Agent (after consultation with us) for loans in U.S. dollars to leading European banks, having a 3 month maturity, commencing on the first date of each Interest Period and in a principal amount that is representative of a single transaction in U.S. dollars in such market at such time.

If the banks so selected by the Calculation Agent are not quoting as set forth above, 3 month USD LIBOR on such Interest Determination Date will be 3 month USD LIBOR in effect on such Interest Determination Date.

Coupon Cap:	7.00% per annum

Coupon Floor:	3.00% per annum

Day Count Basis:	Interest payable with respect to an Interest Period will be computed on the basis of a 360-day year of twelve 30-day months.

Interest Payment Dates:
Quarterly, in arrears, on January 27, April 27, July 27 and October 27 of each year, commencing on October 27, 2011 and ending on the Maturity Date. If any Interest Payment Date is not a Business Day, interest will be paid on the next Business Day, and interest on that payment will not accrue during the period from and after the scheduled Interest Payment Date.

Interest Period:
Each period from and including the most recent Interest Payment Date (or, for the first period, the Issue Date) to but excluding the next Interest Payment Date or the Maturity Date, as the case may be.

Interest Determination Dates:
The Reference Rate is determined on the second London Banking Day preceding the first day of each Interest Period. As a result, the Interest Rate for the first Interest Period will be determined two London Banking Days before the Issue Date.

Payment Determination:
On each Interest Determination Date, the Calculation Agent will cause to be communicated to us, the Trustee and the Paying Agent, the relevant Reference Rate. The Paying Agent will calculate the amount you will be entitled to receive on each Interest Payment Date and at maturity using the Reference Rate as so provided.

Interest Record Dates:
Interest will be paid to holders of record of each Note in respect of the principal amount thereof outstanding as of the 12th day of each January, April, July and October of each year immediately preceding the relevant Interest Payment Date on the 27th day of each January, April, July and October.

Redemption at the Option of the Issuer:	Not applicable, subject to “Tax Redemption” below.

Tax Redemption:
Following the occurrence of certain tax law changes that require the Issuer or the Guarantor to pay additional amounts and other limited circumstances as described under “Description of the Notes and the Guarantees—Redemption for Tax Reasons” in the prospectus supplement and “Description of Debt Securities—Redemption” in the prospectus, the Issuer or the Guarantor may redeem at any time, all, but not less than all, of the Notes prior to maturity.

Settlement and Clearance:	DTC; Book-entry

Listing:	The Notes will not be listed on any securities exchange or quotation system.

Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”)

Selling Agent:	RBCCM

Trustee and Paying Agent:	The Bank of New York Mellon, acting through its London Branch

Governing Law:	New York

CUSIP:	5394E8AF6

ISIN:	US5394E8AF61

$8,500,000 Floating-Rate Notes Linked to 3 Month USD LIBOR Due July 27, 2018

RISK FACTORS

Your investment in the Notes involves significant risks.  Your decision to purchase the Notes should be made only after carefully considering the risks of an investment in the Notes, including those discussed below and in the section entitled “Risk Factors” beginning on page S-2 of the prospectus supplement, with your advisers in light of your particular circumstances.  The Notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the Notes or financial matters in general.  We also urge you to consult with your investment, legal, accounting, tax, and other advisers before you invest in the Notes.

The amount of interest payable on the Notes is capped and the amount of interest you receive may be less than the return you could earn on other investments.  The Interest Rate on the Notes for each quarterly Interest Period is capped for that period at the Coupon Cap of 7.00% per annum. Interest rates may change significantly over the term of the Notes, and it is impossible to predict what interest rates will be at any point in the future.  Although the Interest Rate on the Notes will be based on the level of 3 month USD LIBOR, the Interest Rate that will apply at any time on the Notes may be more or less than other prevailing market interest rates at such time and in any event will never exceed 7.00% per annum regardless of the level of 3 month USD LIBOR on any Interest Determination Date.  In addition, if 3 month USD LIBOR plus 1.00% is less than 7.00% per annum for any quarterly Interest Period, the cumulative interest rate for the year will be less than 7.00% per annum.  As a result, the amount of interest you receive on the Notes may be less than the return you could earn on other investments.

The credit risk of Lloyds Bank and LBG and their credit ratings and credit spreads may adversely affect the value of the Notes.  You are dependent on Lloyds Bank’s ability to pay all amounts due on the Notes, and therefore you are subject to the credit risk of Lloyds Bank and to changes in the market’s view of Lloyds Bank’s creditworthiness.  In addition, because the Notes are fully and unconditionally guaranteed by Lloyds Bank’s parent company, LBG, you are also dependent on the credit risk of LBG in the event that Lloyds Bank fails to make any payment or delivery required by the terms of the Notes.  If Lloyds Bank and LBG were to default on their respective payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.  The credit ratings of Lloyds Bank and LBG are an assessment by rating agencies of their ability to pay their obligations, including those under the Notes.  Any actual or anticipated decline in Lloyds Bank’s and LBG’s credit ratings, or increase in the credit spreads charged by the market for taking credit risk, is likely to adversely affect the value of the Notes.  However, because the return on the Notes is dependent upon factors in addition to Lloyds Bank’s and LBG’s credit ratings, an improvement in their credit ratings will not necessarily increase the value of the Notes and will not reduce market risk and other investment risks related to the Notes.

The Issue Price of the Notes has certain built-in costs, including the Selling Agent’s commission and our cost of hedging, both of which are expected to be reflected in secondary market prices.  In determining the economic terms of the Notes, and consequently the potential return on the Notes to you, we have taken into account compensation to the Selling Agent for distributing the Notes, which is reflected in the Selling Agent’s commission described on the cover of this pricing supplement, as well as certain costs associated with hedging our obligations under the Notes. The Issue Price of the Notes reflects these factors. As a result, the value of your Notes on the Issue Date is expected to be less than the Issue Price. Assuming no change in market conditions or any other relevant factors, the price, if any, at which the Selling Agent or another purchaser is willing to purchase the Notes in secondary market transactions will likely be less than the Issue Price. This is due to, among other things, the fact that the Issue Price includes, and secondary market prices are likely to exclude, the Selling Agent’s commission with respect to, and the hedging costs associated with, the Notes.  The cost of hedging includes the projected profit that may be realized in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  A profit may be realized from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Notes or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by RBCCM, as a result of dealer discounts, mark-ups or other transaction costs.

The market value of the Notes prior to maturity will be influenced by many unpredictable factors, and may be less than the Issue Price.  The market value of the Notes may be less than the Issue Price of the Notes.  The market value of the Notes may be affected by a number of factors that may either offset or magnify each other, including the following:

•	the current and projected levels of 3 month USD LIBOR;

$8,500,000 Floating-Rate Notes Linked to 3 Month USD LIBOR Due July 27, 2018

•
the time remaining to maturity of the Notes; in particular, as a result of a “time premium,” the Notes may have a value above that which would be expected based on the level of the Interest Rates and the level of 3 month USD LIBOR at such time the longer the time remaining to maturity.  A “time premium” results from expectations concerning the level of 3 month USD LIBOR during the period prior to maturity of the Notes.  As the time remaining to the maturity of the Notes decreases, this time premium will likely decrease and, depending on the level of 3 month USD LIBOR at such time, may adversely affect the value of the Notes;

•	the aggregate amount outstanding of the Notes;

•	the level, direction, and volatility of market interest and yield rates generally;

•	geopolitical conditions and economic, financial, political, regulatory, geographical, agricultural, judicial or other events that affect the markets generally;

•	the supply and demand for the Notes in the secondary market, if any; and

•
the actual or perceived creditworthiness of Lloyds Bank, as the Issuer of the Notes, and LBG, as the Guarantor of Lloyds Bank’s obligations under the Notes, including actual or anticipated downgrades in LBG’s or Lloyds Bank’s credit ratings.

Some or all of these factors will influence the price that you will receive if you sell your Notes prior to maturity in the secondary market, if any.  If you sell your Note before maturity, the price that you receive may be less, and may be substantially less, than the Issue Price or the price which you paid.

The Notes will not be listed on any securities exchange and there may be little or no secondary market for the Notes.  The Notes will not have an established trading market when issued and the Notes will not be listed on any securities exchange; accordingly, there may be little or no secondary market for the Notes and, as such, information regarding independent market pricing for the Notes may be very limited or non-existent.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  We, the Selling Agent and/or its affiliates may purchase and sell the Notes from time to time in the secondary market, but we, the Selling Agent and/or its affiliates are not obligated to do so.  If we, the Selling Agent and/or its affiliates make such a market in the Notes, we, the Selling Agent and/or any such affiliate may stop doing so at any time and for any reason without notice.  Because other dealers are not likely to make a secondary market for the Notes, the prices at which you may be able to trade your Notes will probably depend on the price, if any, at which we, the Selling Agent and/or its affiliates may be willing to buy the Notes.  There is no assurance that there will be a secondary market for any of the Notes.  Accordingly, you should be willing to hold the Notes to stated maturity, and you may incur a loss if you sell your Notes prior to the maturity.

There may be potential conflicts of interest between investors in the Notes and us and our affiliates and the Selling Agent and its affiliates.  We and our affiliates and the Selling Agent and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging our obligations under the Notes.  Trading activities related to short-term and long-term interest rate swaps and other instruments that may affect interest rates have been entered into or may be entered into on behalf of us, our affiliates, the Selling Agent, its affiliates or customers other than for the account of the investors in the Notes or on their behalf.  In addition, we, our affiliates, the Selling Agent and its affiliates have engaged in or expect to engage in trading activities related to interest rate movements that are not for the account of investors of the Notes or on their behalf.  These trading activities may present a conflict between the investors’ interests in the Notes and the interests we, our affiliates and the Selling Agent and its affiliates will have in their proprietary accounts in facilitating transactions, including block trades and options and other derivatives transactions, for their customers and in accounts under their management.  In performing these activities, the economic interests of us and our affiliates, the Selling Agent and its affiliates and the Calculation Agent are potentially adverse to your interests as an investor in the Notes. As described below under “Use of Proceeds; Hedging”, we, the Selling Agent and/or its affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the level of 3 month USD LIBOR, and we may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at

$8,500,000 Floating-Rate Notes Linked to 3 Month USD LIBOR Due July 27, 2018

any time. It is possible that we, the Selling Agent and/or its affiliates could receive substantial returns from these hedging activities while the value of the Notes declines.

There may be potential conflicts of interest between investors in the Notes and the Calculation Agent.  The Calculation Agent will, among other things, decide the amount of your payment for any Interest Payment Date on the Notes.  RBCCM will serve as the Calculation Agent.  We may change the Calculation Agent after the Issue Date without notice to you.  The Calculation Agent will make determinations and exercise its judgment when performing its functions.  The exercise of this discretion by the Calculation Agent may affect payments on the Notes, which could result in a conflict of interest.

We and our affiliates and the Selling Agent and its affiliates have published or may in the future publish reports, express opinions or provide recommendations and engage in other transactions that could adversely affect the value of the Notes.  We and our affiliates and the Selling Agent and its affiliates have published or may in the future publish reports from time to time on financial markets and other matters that may influence the value of the Notes or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes.  Any such reports, opinions or recommendations may not be consistent with each other and may be modified from time to time without notice.  Investors should make their own independent investigation of the merits of investing in the Notes.

We and the Selling Agent or any of its affiliates also may issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments that may have features similar to those of the Notes, including similar rates of interest or maturities.  By introducing competing products into the marketplace in this manner, we and the Selling Agent or its affiliates could adversely affect the value of the Notes.

Historical levels of 3 month USD LIBOR should not be taken as an indication of the future levels of such rate.  The historical performance of 3 month USD LIBOR, which is included below, should not be taken as an indication of the future performance of 3 month USD LIBOR during the term of the Notes.  Changes in the level of 3 month USD LIBOR will affect the trading prices of the Notes, but it is impossible to predict whether the level of 3 month USD LIBOR will rise or fall.

The Notes may not be a suitable investment for you under certain circumstances.  The Notes may not be a suitable investment for you, if, among other things:

•	you are unwilling to forgo guaranteed market interest rates for the term of the Notes;

•	you seek assurances that there will be a liquid market if and when you want to sell the Notes prior to maturity; or

•	you are unwilling or are unable to assume the credit risk associated with Lloyds Bank, as the Issuer of the Notes, and LBG, as the Guarantor of the Issuer’s obligations under the Notes.

$8,500,000 Floating-Rate Notes Linked to 3 Month USD LIBOR Due July 27, 2018

HISTORICAL INFORMATION

Historically, 3 month USD LIBOR has experienced significant fluctuations. Any historical upward or downward trend in the level of 3 month USD LIBOR during any period shown below is not an indication that the interest payable on the Notes is more or less likely to increase or decrease at any time during the floating-rate period.

3 Month USD LIBOR was 0.2530% on July 22, 2011. The graph below sets forth the historical performance of 3 month USD LIBOR from July 22, 2001 through July 22, 2011.

Source: Bloomberg L.P.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

$8,500,000 Floating-Rate Notes Linked to 3 Month USD LIBOR Due July 27, 2018

SUMMARY TAX CONSEQUENCES

You should review carefully the section in the prospectus supplement entitled “U.S. Federal Income Tax Consequences”.  The Notes should be treated for U.S. federal income tax purposes as “variable rate debt instruments” that are issued without original issue discount.  Assuming this characterization is respected, you will be required to include payments of stated interest in income when they are received or accrued, in accordance with your method of accounting for U.S. federal income tax purposes, and gain or loss realized upon the sale, exchange or redemption of the Notes generally will be capital gain or loss.  Interest income earned with respect to the Notes will be foreign-source income.

For a discussion of U.K. tax considerations relating to the Notes, you should refer to the section in the prospectus supplement entitled “Taxation in the United Kingdom”.

We do not provide any advice on tax matters.  You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

USE OF PROCEEDS; HEDGING

The net proceeds from the sale of the Notes will be used as described under “Use of Proceeds” in the prospectus and to hedge market risks of Lloyds Bank associated with its obligation to pay the applicable interest payments and the payment amount at maturity of the Notes.

We, the Selling Agent and/or its affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the level of 3 month USD LIBOR, and we may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time.   Our cost of hedging will include the projected profit that such counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the Notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our or our counterparty’s control, such hedging may result in a profit that is more or less than expected, or could result in a loss.  It is possible that we, the Selling Agent and/or its affiliates could receive substantial returns from these hedging activities while the value of the Notes declines.

We have no obligation to engage in any manner of hedging activity and we will do so solely at our discretion and for our own account. No holder of the Notes will have any rights or interest in our hedging activity or any positions we or any unaffiliated counterparty may take in connection with our hedging activity.

The hedging activity discussed above may adversely affect the value of the Notes from time to time. See “Risk Factors— The Issue Price of the Notes has certain built-in costs, including the Selling Agent’s commission and our cost of hedging, both of which are expected to be reflected in secondary market prices” and “Risk Factors—There may be potential conflicts of interest between investors in the Notes and us and our affiliates and the Selling Agent and its affiliates” for a discussion of these adverse effects.

$8,500,000 Floating-Rate Notes Linked to 3 Month USD LIBOR Due July 27, 2018

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to RBCCM and RBCCM has agreed to purchase from us the aggregate principal amount of the Notes specified on the front cover of this pricing supplement at $982.50 per $1,000 of the principal amount of the Notes, resulting in aggregate proceeds to us of $8,351,250.  RBCCM will receive commissions from us equal to $17.50 per $1,000 principal amount of the Notes, or $148,750.00 of the aggregate principal amount of the Notes, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers.  RBCCM has informed us that such concessions may vary from dealer to dealer and that not all dealers will purchase or repurchase the Notes at the same concession.  You can find more information in the section entitled “Supplemental Plan of Distribution” on page S-26 of the prospectus supplement.

RBCCM has agreed to reimburse us for certain expenses relating to the offering in an amount up to $25,000.

We have entered or will enter into one or more hedging transactions in connection with this offering of Notes. See “Use of Proceeds; Hedging” above.  In addition, from time to time, RBCCM and its affiliates have, and in the future may, engage in transactions with and perform services for us for which they have been, and may be, paid customary fees.  In particular, an affiliate of RBCCM is our swap counterparty for a hedge of our obligations under the Notes and will be paid customary fees in connection with such hedging.

In the future, the Selling Agent or any of its affiliates may repurchase and resell the offered Notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices.

The Notes are new issues of securities with no established trading markets.  We have been advised by the Selling Agent that the Selling Agent intends to make a market in the securities, but it is not obligated to do so and may discontinue market making at any time for any reason without notice.  No assurance can be given as to the liquidity of the trading market for the Notes.

US $8,500,000

Lloyds TSB Bank plc
fully and unconditionally guaranteed by
Lloyds Banking Group plc

Floating-Rate Notes Linked to 3 Month USD LIBOR Due 2018

Medium-Term Notes, Series A

Pricing Supplement

(to prospectus dated December 22, 2010
and prospectus supplement dated June 6, 2011)

RBC Capital Markets